Exhibit 10.6
Restricted Stock Award Notice and Agreement

Bob Evans Farms, Inc. ID: 31-4421866	Grantee:	Award Number:
3776 South High Street Columbus, OH 43207		Plan:	First Amended and Restated 1993 Long Term Incentive Plan for Managers
ID:
Effective      , you have been granted a Restricted Stock Award to acquire «M___SHARES» shares of common stock, par value $0.01 per share, of Bob Evans Farms, Inc. You will not receive the common stock subject to this restricted Stock Award unless and until the applicable vesting conditions are satisfied. These vesting conditions and the other terms of this Restricted Stock Award are explained on the reverse side of this document.
The current total value of this Restricted Stock Award is $«TOTAL_VALUE», based on the closing price of the Company’s common stock on the NASDAQ National Market System on                , $«SHARE_PRICE». The value of this Restricted Stock Award will fluctuate with the value of the Company’s common stock.

BOB EVANS FARMS, INC.
By:
[Name] [Title] Date:
This Restricted Stock Award Notice and Agreement is not a stock certificate or a negotiable instrument. The Restricted Stock represented by this Restricted Stock Award Notice and Agreement cannot be transferred, pledged, assigned or otherwise encumbered until the vesting requirements discussed on the reverse side are satisfied.
By your receipt of this Restricted Stock Award Notice and Agreement you and the Company agree that this Restricted Stock Award is granted under and governed by the terms and conditions of the Company’s 1993 Long Term Incentive Plan for Managers, including the terms and conditions set forth on the reverse side of this Restricted Stock Award Notice and Agreement.
Section 409A of the Internal Revenue Code (“Section 409A”) imposes substantial penalties on persons who receive some forms of deferred compensation. Your Restricted Stock Award has been designed to avoid these penalties. However, because the Internal Revenue Service has not yet issued rules fully defining the effect of Section 409A, it may be necessary to revise your Restricted Stock Award Notice and Agreement if you are to avoid these penalties. By accepting this Restricted Stock Award, you agree to accept those revisions, without any further consideration, even if those revisions change the terms of your Restricted Stock Award and reduce its value or potential value.

Bob Evans Farms, Inc.
First Amended and Restated
1993 Long Term Incentive Plan for Managers
Restricted Stock Award Notice and Agreement
Bob Evans Farms, Inc. (the “Company”) is pleased to inform you that you have been granted a “Restricted Stock Award.” Your Restricted Stock Award has been made under the Bob Evans Farms, Inc. First Amended and Restated 1993 Long Term Incentive Plan for Managers (the “Plan”), which, together with this Restricted Stock Award Notice and Agreement (“Agreement”), sets forth the terms and conditions of your Restricted Stock Award and is incorporated by reference into this Agreement. A prospectus describing the Plan in more detail has been delivered to you. Copies of the Plan and the prospectus are also available through our Compensation Department. The Plan and the prospectus contain important information and we urge you to review them carefully.
Purpose of the Plan:
The Company has developed the Plan to attract outstanding mid-level managers and to provide additional incentive compensation to them, in the form of equity ownership, based on attaining growth in the Company’s consolidated net income. Restricted Stock Awards are only made under the Plan if the Company’s “Actual Performance Level” (as defined in the Plan) exceeds a “Threshold Performance Level” (as defined in the Plan) established each year by the Company’s Compensation Committee.
What is a Restricted Stock Award?
A Restricted Stock Award is a grant of shares of common stock, par value $0.01, of the Company (“Shares”), but your right to receive the Shares is subject to a risk of forfeiture or other restrictions that will lapse or “vest” upon the occurrence of certain events. We call the Shares subject to this Restricted Stock Award “Restricted Stock.” Until the vesting requirements are satisfied, your Restricted Stock will be credited to an account maintained for you by the Company. The Company will deliver the Restricted Stock to you within 60 days after the last day of the month in which the vesting requirements are satisfied. You will not receive certificates for the Restricted Stock unless and until the vesting requirements are satisfied.

Restricted Stock Award Information:
Grantee:
Grant Date:
Number of Shares of
Restricted Stock Awarded:
Vesting: You will satisfy the vesting requirements for your Restricted Stock Award on the earlier of the date you:
(1) complete 15 years of service with the Company (or one of its subsidiaries) in one or more positions as a “restaurant general manager,” “area director” or “corporate manager” as those positions are defined by the Company;
(2) attain age 62;
(3) die; or
(4) become disabled (as defined in the Plan).
If your employment with the Company (and its subsidiaries) ends for any reason (other than death or disability) before the vesting requirements are satisfied, you will forfeit the Restricted Stock credited to your account.
Effect of a Change in Control of the Company: Your Restricted Stock Award will vest immediately and the Restricted Stock will be distributed to you if, within 36 months after a “change in control” of the Company, the Plan is terminated and not replaced simultaneously with a similar program providing comparable benefits. A “change in control” of the Company is defined in the Plan.
Restrictions on Transfer of Restricted Stock: You may not pledge, transfer, assign, mortgage, sell or otherwise dispose or encumber your Restricted Stock. Additionally, no interest in your Restricted Stock may be subject to seizure for the payment of debts, judgments, alimony, or be reached or transferred in the event you become bankrupt or insolvent. Once the vesting requirements are satisfied, the Company does not impose any restrictions on the resale of the Shares issued to you. However, certain restrictions may be imposed by the federal securities laws on the resale of the Shares you acquire under the Plan. See “Section 16 Officers and Affiliates” below.
Rights as a Shareholder: During the period in which your Restricted Stock has not vested, you will have all of the rights of a stockholder of the Company with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive dividends paid on the Restricted Stock. However, you will not be entitled to receive dividends or vote on matters with record dates prior to the Grant Date, or record dates on or after the Grant Date if you forfeit your Restricted Stock Award.
Tax Withholding: The Company must withhold federal, state and local taxes in connection with the vesting of your Restricted Stock and the Company has the right to require these payments from you. Unless you pay the Company the amount of these taxes in cash within 90 days of the date your Restricted Stock Award vests, the Company will withhold a number of the Shares of Restricted Stock you would otherwise receive having a “Fair Market Value” equal to the amount of tax withholding liability. The “Fair Market Value” of the Company’s Shares, on any given date, is the last reported closing price of the Shares on the NASDAQ National Market System.
Tax Consequences: This brief discussion of the federal tax rules that affect your Restricted Stock Award is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the date of this Restricted Stock Award.
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Restricted Stock Award.
You will not be required to pay ordinary income taxes on the value of this Restricted Stock Award when issued. However, you will be required to pay federal, state and local taxes when the vesting requirements are met. The amount taxed is the full Fair Market Value of the Restricted Stock on the date the vesting requirements are satisfied. The Company must withhold these taxes (see discussion of “Tax Withholding”). When you sell the Shares you acquire through this Restricted Stock Award, the difference between their Fair Market Value when sold and the Fair Market Value on the vesting date will be taxed as a long term capital gain (or loss), if you sell the Shares more than one year after the vesting date, or as a short term capital gain (or loss), if you sell the Shares one year or less after the vesting date.
Plan Controls: The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the terms of the Plan. In the event of any actual or alleged conflict between the terms of the Plan and terms of this Agreement, the terms of the Plan shall be controlling and determinative.
Section 16 Officers and Affiliates: If you are an executive officer of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, you are responsible for ensuring that all the requirements of Section 16 are met, including filing notices of your receipt of this Restricted Stock Award with the Securities and Exchange Commission on a Form 4. Additionally, certain restrictions are imposed by the federal securities laws on the resale of Shares acquired under the Plan by persons deemed to be “affiliates” of the Company. An “affiliate” is a person who possesses the power (direct or indirect) to direct or cause the direction of the Company’s management or policies.
IRS CIRCULAR 230 DISCLOSURE: In order to ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of (i) avoiding penalties that may be imposed under the U.S. Internal Revenue Code or (ii) promoting, marketing, or recommending to another person, any transaction or other matter addressed herein.